EXHIBIT 10.61

IONIS PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED
STRATEGIC ADVISORY SERVICES AGREEMENT (“SUMMARY PAGE”)

This Third Amended and Restated Strategic Advisory Services Agreement is entered into by and between Lyme Pinnacle Consulting Inc., for the services of B. Lynne Parshall, and is made effective as of February 22, 2021, and amends and restates the Strategic Advisory Service Agreement dated January 15, 2018, as amended on March 22, 2019 and January 9, 2020, by and between B. Lynne Parshall and Ionis Pharmaceuticals, Inc. (“Ionis”).

Date of Third Amended and Restated Strategic Advisory Services Agreement: (“Agreement”)	February 22, 2021 (“3rd A&R Effective Date”).
Name of Strategic Advisor:	B. Lynne Parshall (hereinafter “Strategic Advisor”).
Scope of Strategic Advisory Services:	Provide advisory services to Ionis on projects as directed by the CEO.
Duration of Strategic Advisory Services (the “Strategic Advisory Period”):	Commencing January 1, 2021 and continuing through December 31, 2021.
Consideration for Strategic Advisory Services:	Annual fee of $600,000 to be paid quarterly.

In addition to such compensation, Ionis will reimburse Strategic Advisor for Ionis directed travel, lodging and related expenses or reasonable rate equivalents for lodging, car and meals that Strategic Advisor  incurs in the course of performing Strategic Advisory Services under this Agreement.  All such reimbursements will be in accordance with Ionis’ travel policy and Strategic Advisor will provide Ionis with reasonably acceptable supporting documentation.

Strategic Advisor agrees to provide Ionis with Strategic Advisory Services on the terms described above and according to the additional terms attached hereto as Exhibit A. In this Agreement references to Ionis will include Ionis’ affiliate companies where applicable.

	Lyme Pinnacle Consulting Inc.	Ionis Pharmaceuticals, Inc.
By (Signature):	/s/B. Lynne Parshall	/s/Brett Monia
Date:	February 22, 2021	February 22, 2021
Printed Name:	B. Lynne Parshall, for Lyme Pinnacle Consulting Inc.	Brett Monia

Social Security or Employer Tax ID Number to be provided separately via W-9 form or foreign equivalent.

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EXHIBIT A

TERMS OF STRATEGIC ADVISORY AGREEMENT

1.	Engagement of Services

Strategic Advisor is retained to perform certain services, as needed and requested by Ionis (“Strategic Advisory Services”). Strategic Advisor will perform such Strategic Advisory Services to the best of Strategic Advisor’s talent and ability.

2.	Compensation

(a)          As full and complete compensation for Strategic Advisory Services and for the discharge of all of Strategic Advisor’s obligations hereunder, Ionis will pay Strategic Advisor at the annual rate of $600,000 to be paid quarterly. Strategic Advisor will submit reimbursable expenses to Ionis electronically, and Ionis, upon its approval, will pay all undisputed fees and expenses within 30 days after Ionis’ receipt of the reimbursement request.

(b)	Ionis Stock Awards:

(i) Since you transitioned seamlessly from an Ionis employee to a nonemployee director, the stock options and RSUs you received for your previous service as an Ionis employee will continue to vest so long as your Continuous Service (as defined in the applicable equity plan) continues.

(ii) Once you are no longer serving on the Ionis board and no longer providing Strategic Advisory Services, to the extent permitted by the terms of the applicable stock option agreement, your vested stock options will not terminate until the earlier of 18 months following your retirement or the expiration of the original term of such stock option.

(iii) For the 18 months following the end of your Ionis board of directors services, if you are eligible for continued health coverage under COBRA, Ionis will pay your COBRA premium payments sufficient to continue your coverage at your then current level, or if COBRA is not available, Ionis will pay you an amount equal to the cost of comparable replacement coverage.

(c)          While you are providing Strategic Advisory Services, Ionis will make an appropriate level of administrative and technical personnel available to facilitate your performance of Advisory Services at no cost to you, including, without limitation IT support and access to Ionis’ electronic calendar and IT systems that are necessary to perform your duties.

3.	Independent Contractor

Strategic Advisor is an independent contractor and not an employee of Ionis. Strategic Advisor has no authority to obligate Ionis by contract or otherwise. Strategic Advisor will not be eligible for any employee benefits. Taxes will be the sole responsibility of Strategic Advisor.

4.	Additional Activities

(a)        Strategic Advisor agrees that during the Strategic Advisory Period and for one year thereafter, Strategic Advisor will not attempt to induce any employee or employees of Ionis to terminate their employment with, or otherwise cease their relationship with Ionis.

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(b)       Strategic Advisor acknowledges that Ionis has developed, through an extensive acquisition process, valuable information regarding actual or prospective partners, licensors, licensees, clients, customers and accounts of Ionis (“Trade Secret Information”). Strategic Advisor acknowledges that Strategic Advisor’s use of such Trade Secret Information after the termination of the Strategic Advisory Period would cause Ionis irreparable harm. Therefore, Strategic Advisor also agrees that Strategic Advisor will not utilize any Trade Secret Information to solicit the business relationship or patronage of any of the actual or prospective partners, licensors, licensees, clients, customers or accounts of Ionis.

(c)         The restrictions set forth in this Section 4 are considered by the parties to be reasonable for the purposes of protecting Ionis’ business. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

5.	Confidential Information

(a)        Ionis possesses confidential information that has been created, discovered, developed by, or otherwise become known to Ionis (including, without limitation, information created, discovered, developed or made known by Strategic Advisor arising from the Strategic Advisory Services).

(i)          All such information is hereinafter referred to as “Confidential Information.” By way of illustration, but not limitation, Confidential Information includes: (A) inventions, developments, designs, improvements, trade secrets, ideas, formulas, source and object codes, programs, other works of authorship, organisms, plasmids, expression vectors, know-how, processes, cell lines, discoveries, techniques, data and documentation systems (hereinafter collectively referred to as “Inventions”); and (B) information regarding plans for research, development, new products, clinical data, pre-clinical product data, clinical trial patient data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, as well as information regarding the skills and compensation of employees of Ionis.

(ii)          All Confidential Information will be the sole property of Ionis and its assigns, and Ionis and its assigns will be the sole owner of all patents, copyrights and other rights in connection with such Confidential Information. At all times, both during the term of this Agreement and for five years after its termination, Strategic Advisor will keep in confidence and trust all Confidential Information and will not use, disclose, lecture upon or publish any Confidential Information or anything related to such information without Ionis’ prior written consent. Any permitted disclosures will be made in strict compliance with the Ionis publication and presentation clearance policy.

(b)        Strategic Advisor also understands that Ionis has received and in the future, will receive valuable information from third parties that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of Ionis to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and for five years thereafter, Strategic Advisor will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between Ionis and such third party, unless expressly authorized to act otherwise by an officer of Ionis in writing. Any permitted disclosures will be made in strict compliance with Ionis publication and presentation clearance policy.

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(c)        The obligations of Section 5 will not apply to information that Strategic Advisor can establish by written records: (i) was known by Strategic Advisor prior to the receipt of Confidential Information; (ii) was disclosed to Strategic Advisor by a third party having the right to do so; (iii) was, or subsequently became, in the public domain through no fault of Strategic Advisor, its officers, directors, affiliates employees or agents; (iv) was independently developed by Strategic Advisor without use of Confidential Information; or (v) was disclosed by Strategic Advisor pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as Strategic Advisor provided Ionis with sufficient prior notice in order to allow Ionis to contest such request, requirement or order.

6.	Inventions

In the course of performing Strategic Advisory Services for Ionis, Strategic Advisor may develop new ideas or Inventions or make other contributions of value to Ionis.

(a)         Strategic Advisor hereby assigns to Ionis Strategic Advisor’s entire right, title and interest in and to any and all Inventions (and all patent rights, copyrights, and all other rights in connection therewith, hereinafter referred to as “Proprietary Rights”) whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived of or reduced to practice or learned by Strategic Advisor, either alone or jointly with others, as a result of performing Strategic Advisory Services hereunder. All Inventions assigned to Ionis pursuant to this section will be known as “Company Inventions”. Strategic Advisor agrees that all Proprietary Rights and Company Inventions are Ionis’ sole property. Strategic Advisor agrees, upon request, to execute, verify and deliver assignments of such Proprietary Rights to Ionis or its designee. Strategic Advisor understands that, to the extent this Agreement will be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an individual acting as a Strategic Advisor, this section will be interpreted not to apply to any inventions that a court rules and/or Ionis agrees falls within such classes.

(b)        Strategic Advisor further agrees to assist Ionis in every proper way to obtain, from time to time, and to enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Strategic Advisor will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Ionis may reasonably request for use in applying for, obtaining, sustaining and enforcing such Proprietary Rights relating to Company Inventions. Strategic Advisor’s obligation to assist Ionis in obtaining and enforcing Proprietary Rights relating to Company Inventions in any and all countries will continue beyond the termination of this Agreement, but Ionis will compensate Strategic Advisor at a reasonable rate after such termination for the time actually spent by Strategic Advisor at Ionis’ request in connection with such assistance. If Ionis is unable, after reasonable effort, to secure Strategic Advisor’s signature on any document needed to apply for or prosecute any Proprietary Rights relating to a Company Invention, Strategic Advisor hereby irrevocably designates and appoints Ionis and its duly authorized officers and agents as her agent and attorney in fact, to act for and on Strategic Advisor’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such Proprietary Rights with the same legal force and effect as if executed by Strategic Advisor.

(c)          During the term of this Agreement, Strategic Advisor will promptly disclose to Ionis, or   any persons designated by it, fully and in writing and will hold in trust for the sole right and benefit of Ionis any and all Company Inventions, whether or not patentable or protectable by copyright. At the time of each such disclosure, Strategic Advisor will advise Ionis in writing of any Inventions that Strategic Advisor believes are not subject to the assignment provisions of Section 6(a) above, and Strategic Advisor will at that time provide to Ionis in writing all evidence necessary to substantiate that belief. Strategic Advisor will not be obligated to disclose information received by Strategic Advisor from others under a contract of confidentiality. In addition, after termination of this Agreement, Strategic Advisor will disclose to Ionis all patent applications filed by Strategic Advisor relating to any Company Inventions or relating to any work performed by Strategic Advisor on behalf of Ionis.

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7.	Previous Strategic Advisory Relationships

Strategic Advisor represents that Strategic Advisor’s performance of Strategic Advisory Services, as well as Strategic Advisor’s performance of the rest of Strategic Advisor’s obligations under the terms of this Agreement, will not breach any agreement to keep in confidence any proprietary information acquired by Strategic Advisor in confidence or in trust from another entity prior to the date of this Agreement. Strategic Advisor agrees not to bring to Ionis or to use in the performance of Strategic Advisory Services for Ionis any materials or documents of a present or former employer or client of Strategic Advisor, or any materials or documents obtained by Strategic Advisor under a confidentiality agreement imposed by reason of another of Strategic Advisor’s Strategic Advisory relationships, unless such materials or documents are generally available to the public or Strategic Advisor has authorization from such present or former employer or client for the possession and unrestricted use of such materials.

8.	Termination; Survival

(a)          The term of this Agreement will begin on January 15, 2018 and will end when terminated by either Ionis or Strategic Advisor. Ionis may terminate this Agreement at any time for any reason by providing Strategic Advisor at least 90 days advance written notice. Strategic Advisor may terminate this Agreement at any time for any reason by providing Ionis at least 90 days advance written notice; provided, once Strategic Advisor delivers such a termination notice, Ionis may elect to accelerate the effective date of such termination. Upon any termination, Ionis will pay Strategic Advisor for any Strategic Advisory Services appropriately rendered and for any out of pocket expenses reasonably incurred on behalf of Ionis, up to and including the termination date.

(b)          Sections 2(b)(ii) and 2(b)(iii), 9 and 10, will survive termination of this Agreement. In addition, upon expiration or termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except that any termination or expiration of this Agreement will not relieve Strategic Advisor of Strategic Advisor’s obligations under Sections 4, 5, 6, 7, 9, 10 and 11 hereof, nor will any such expiration or termination relieve Strategic Advisor or Ionis from any liability arising from any breach of this Agreement. Upon expiration or termination of this Agreement for any reason whatsoever, Strategic Advisor will promptly surrender and deliver to Ionis any and all notes, business records, memoranda, specifications, devices, formulas, molecules, cells, storage media, including calculations, sequences, data and other materials of any nature pertaining to Strategic Advisory Services for Ionis, as well as any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Trade Secret Information, Ionis’ Confidential Information or Third Party Information.

9.	Arbitration

(a)          Ionis and Strategic Advisor agree to resolve by arbitration all disputes, claims or controversies (“Claims”), past, present or future, whether or not arising out of this Agreement or its termination, that Ionis may have against Strategic Advisor or that Strategic Advisor may have against any of the following (i) Ionis; (ii) Ionis officers, directors; employees or agents; (iii) Ionis’ subsidiary or affiliated entities, joint ventures, or joint employers; (iv) Ionis’ benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents; and/or (v) all successors and assigns of any of the foregoing. The Claims covered by this Agreement include all disputes that Ionis or Strategic Advisor could otherwise pursue in state or federal court including, but not limited to, Claims based on any state, federal, or local statute, regulation or ordinance (including Claims for discrimination, retaliation, harassment, unpaid wages or violation of state or federal wage and hour laws), as well as common law Claims (including Claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge, defamation, misrepresentation, fraud, or infliction of emotional distress). Ionis and Strategic Advisor anticipates that this Section 9 provides the benefits of a speedy, less formal, impartial, final and binding dispute resolution procedure.

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(b)        To the maximum extent permitted by law, Strategic Advisor hereby waives any right to bring on behalf of persons other than Strategic Advisor, or to otherwise participate with other persons in, any class, collective or representative action (i.e. a type of lawsuit in which one or several persons sue on behalf of a larger group of persons).

(c)       The arbitration will be conducted by a single neutral arbitrator in accordance with the then- current Commercial Arbitration and Mediation Procedures of the American Arbitration Association (“AAA”). The arbitration will take place in San Diego, California. Ionis will pay the arbitrator’s fee and will bear all administrative charges by AAA. All parties will be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims. Any disputes between the parties regarding the nature or scope of discovery will be decided by the arbitrator. The arbitrator will hear and issue a written ruling upon any dispositive motions brought by either party, including but not limited to, motions for summary judgment or summary adjudication of issues. After the hearing, the arbitrator will issue a written decision setting forth the award, if any, and explaining the basis therefore. The arbitrator will have the power to award any type of relief that would be available in court. The arbitrator’s award will be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. If there is conflict in the arbitration procedures set forth in this Agreement and the AAA rules specified above, the AAA rules will control. Notwithstanding the foregoing, and regardless of what is provided by the AAA rules, the arbitrator will not have authority or jurisdiction to consolidate claims of different individuals or entities into one proceeding, nor will the arbitrator have authority or jurisdiction to hear the arbitration as a class action. As noted above, Strategic Advisor has agreed to waive any right to bring any class, collective or representative action. To the extent that the class, collective or representative action waiver described above is not enforceable, the issue of whether to certify any alleged or putative class for a class action proceeding must be decided by a court of competent jurisdiction. The arbitrator will not have authority or jurisdiction to decide class certification, collective or representative action issues. Until any class certification, collective, or representative action issues are decided by the court, all arbitration proceedings will be stayed, and the arbitrator will take no action with respect to the matter. However, once any issues regarding class certification, collective, or representative action have been decided by the court, the arbitrator will have authority to decide the substantive claims.

10.	Indemnification

(a)        Ionis will indemnify, defend and hold Strategic Advisor harmless against any and all losses, costs, expenses and damages (including reasonable attorney’s fees) (“Loss(es)”) incurred as a result of any third party claims, suits, actions, demands or proceedings resulting or arising from the performance of Strategic Advisory Services as specifically directed by Ionis in accordance with the Agreement to the extent such Loss(es) are not the result of Strategic Advisor’s gross negligence, intentional misconduct or material breach of this Agreement.

(b)          Ionis’ agreement to indemnify, defend and hold Strategic Advisor harmless is conditioned upon the Strategic Advisor (i) providing written notice to Ionis of any claim, demand or action arising out of the indemnified activities within thirty (30) days after Strategic Advisor has knowledge of such claim, demand or action, provided that the failure to so notify Ionis shall not relieve Ionis of its obligations hereunder except to the extent such failure shall have actually materially prejudiced Ionis; (ii) permitting Ionis to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (iii) assisting Ionis, at Ionis’ reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; (iv) undertaking reasonable steps to mitigate any loss, damage or expense with respect to the applicable claim or demand; and (v) not settling such claim or demand without Ionis’ prior written consent.

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(c)          Ionis will endeavor to include Strategic Advisor as a covered attorney on its insurance policy for attorneys who advise Ionis.

11.	Miscellaneous

(a)          The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as Ionis has specifically contracted for Strategic Advisor’s services, Strategic Advisor may not assign or delegate Strategic Advisor’s obligations under this Agreement either in whole or in part without Ionis’ prior written consent.

(b)       Because Strategic Advisor’s services are personal and unique and because Strategic Advisor has access to and become acquainted with Ionis’ Confidential Information, the parties agree that in the event of a threatened or actual material breach of this Agreement by Strategic Advisor injunctive relief would be appropriate. As such, Ionis has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Ionis may have for a breach of this Agreement.

(c)         This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to contracts entered into and performed entirely within such State. If any provision of this Agreement is held to be or becomes invalid, illegal or unenforceable, such provision will be validly reformed to approximate as nearly as possible the intent of the parties and the remainder of this Agreement will not be affected thereby and will remain valid and enforceable to the greatest extent permitted by law.

(d)          This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

(e)          Any notices required or permitted hereunder will be given to the appropriate party at the address specified on the Summary Page or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address, or by facsimile transmission (receipt verified and with confirmation copy followed by another permitted method), sent by express courier service, or, if sent by certified or registered mail, three (3) days after the date of mailing.

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